                                                                      Exhibit 99

                                    [LOGO]

                           DAYTON HUDSON CORPORATION

                                                                    NEWS RELEASE


  FOR IMMEDIATE RELEASE                        CONTACTS:   Media:     Susan Eich
                                                                  (612) 304-0700

                                                           Investor:  Susan Kahn
                                                                  (612) 370-6735



                      DAYTON HUDSON ANNOUNCES STOCK SPLIT,
                               DIVIDEND INCREASE

     MINNEAPOLIS, June 12, 1996 -- The board of directors of Dayton Hudson Corporation today approved a three-for-one split of the company's common stock. Two additional shares of common stock will be distributed July 17, 1996 to shareholders of record June 28, 1996. The company said the stock split should bring the company's price per share into a range comparable with the average per share price of most other retail stocks listed on the New York Stock Exchange. There are approximately 72.2 million shares of Dayton Hudson common stock outstanding. Dayton Hudson's last stock split was a two-for-one split in July 1983.

     Dayton Hudson today also increased its quarterly dividend to 48 cents per common share (or 16 cents per share on a post-split basis) from 44 cents per common share. The dividend is payable Sept. 10, 1996 to shareholders of record Aug. 20, 1996. The third-quarter dividend will be Dayton Hudson's 114th consecutive dividend paid since October 1967, when the corporation became publicly held. Dayton Hudson has increased the dividend annually for 24 consecutive years.

     Dayton Hudson Corporation specializes in large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores. The company operates 1,049 stores in 35 states. This includes 688 Target stores, 297 Mervyn's stores and 64 Department Stores.

     Dayton Hudson news releases are available through Company News on Call by fax at 800-758-5804 extension 342677 (DHCorp) or at http://www.prnewswire.com.

                                 #     #     #

             777 Nicollet Mall, Minneapolis, Minnesota  55402-2055

TARGET        MERVYN'S         DAYTON'S         HUDSON'S        MARSHALL FIELD'S